GSC Investment Corp. 500 Campus Drive, Suite 220 Florham Park, NJ 07932

YOUR IMMEDIATE ACTION IS REQUESTED

Please Vote Your Shares for July 30th Special Meeting Today!

July 22, 2010

Dear GSC Investment Corp. Stockholder:

We recently mailed to you proxy materials for the special meeting of stockholders detailing the $55 million recapitalization plan of GSC Investment Corp. (“GNV” or the “Company”) (NYSE: GNV).  Your vote is extremely important.  Due to the fact that the Company is in default under its existing credit facility, it is critical that we receive stockholders’ support for the proposed recapitalization plan.  Because not voting has the same effect as voting against the proposals to implement important elements of the recapitalization plan, your inaction could negatively affect your investment.  If you have any questions, please call your broker immediately or call Morrow & Co. toll free at 800-607-0088 or by email at gsc@morrowco.com.

Leading Independent Proxy Advisors Recommend
GSC Investment Corp. Stockholders Vote ‘FOR’ All Proposals

On July 20th we issued a public press release announcing that two major independent proxy advisory firms, ISS Proxy Advisory Services & Glass Lewis, have both recommended that GNV stockholders support the $55M recapitalization plan and vote in favor of all of the proposals at the special meeting.  ISS and Glass Lewis are the leading independent proxy advisory firms and their voting analyses and recommendations are relied upon by major institutional investment funds, mutual funds and fiduciaries throughout the world.

In recommending GNV stockholders support the proposals, ISS said:

“We note that the company and its advisors have conducted an extensive strategic review process to determine the most viable option for the company given its liquidity needs, lack of superior financial alternatives and the downside risk.”*

ISS also acknowledged that the recapitalization plan allows stockholders to participate in the future growth of the Company:

“(The recapitalization plan) would permit the company’s shareholders the greatest opportunity to participate in the company's economic recovery on a post-transaction basis.”*

In its July 9th report, Glass Lewis concluded that:

“…the Proposed Agreement (Proposal 2) is in the best interests of shareholders, who should directly benefit from the services and duties of Saratoga and the capital infusion provided by Saratoga Partners (Proposal 1).”*

Where You Can Find More Information

You can obtain more detail about the issues by reading the definitive proxy statement and other materials online at http://ir.gscinvestmentcorp.com/special-proxy.cfm.

How to Vote

The voting instruction form included with this letter contains a unique 12 digit control number.  You may use this control number to authorize by telephone or Internet the vote of your shares by proxy.  With the July 30th Special Meeting now only a short time away, we encourage you to vote by telephone or Internet today.

Your vote is needed, regardless of the number of shares you own.  In the event that two proxies are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies.

Thank you for voting.

On behalf of the Board of Directors,

Seth M. Katzenstein, Chief Executive Officer

* Permission to use quotations was neither sought nor obtained

If you have questions or need assistance voting your shares, you should contact:

Brokers call collect: (203) 658-9400
Stockholders call toll free: (800) 607-0088
E-mail: GSC@morrowco.com